Exhibit 4.17

CONSENT AND AMENDMENT NO. 4

TO CREDIT AGREEMENT

This CONSENT AND AMENDMENT NO. 4 TO CREDIT AGREEMENT (this “Amendment”), dated as of December 23, 2014, by and among Wise Alloys LLC, a Delaware limited liability company (the “Borrower”), the other Credit Parties signatory hereto, General Electric Capital Corporation, as Agent (“Agent”), and the Lenders signatory hereto, amends that certain Credit Agreement, dated as of December 11, 2013 (as amended prior to the date hereof, the “Credit Agreement”), by and among the Borrower, the other Credit Parties party thereto, Agent, and the Lenders from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

WHEREAS, the Borrower has informed Agent and the Lenders that Wise Metals Holdings LLC, a Delaware limited liability company and indirect parent of Holdings (“Wise Metals”), has entered into that certain Unit Purchase Agreement, dated as of October 3, 2014 (together with all exhibits and schedules thereto, the, the “Purchase Agreement”), by and among Constellium N.V., a public company with limited liability existing under the laws of Netherlands (“Constellium”), Wise Metals, and Silver Knot, LLC, a Delaware, limited liability company, pursuant to which Wise Metals has agreed to sell all of the issued and outstanding units of membership interest of Wise Metals Intermediate Holdings LLC, a Delaware limited liability company and direct parent of Holdings, to Constellium or a subsidiary thereof (such sale, the “Constellium Acquisition”);

WHEREAS, a Default (the “Specified Default”) has occurred under Section 6.1(d) of the Credit Agreement due to the Borrower’s failure to deliver to Agent and each Lender projections of the Credit Parties and their Restricted Subsidiaries by no later than thirty (30) days prior to the last day of the 2014 Fiscal Year, as currently required pursuant to Section 4.2(k) of the Credit Agreement;

WHEREAS, the Borrower has requested that Agent and the Lenders (i) consent to the Constellium Acquisition, (ii) agree to make certain amendments to the Credit Agreement that will be effective upon the occurrence of the Constellium Acquisition and (iii) waive the Specified Default; and

WHEREAS, the Lenders party hereto and Agent have so agreed, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to enter into this Amendment.

1. Consent. Subject to the satisfaction of the condition precedent set forth in Paragraph 4 of this Amendment, notwithstanding the limitations contained in Section 5.12 of the Credit Agreement, Agent and the Lenders hereby consent to the Constellium Acquisition, so long as:

(a) the Constellium Acquisition is consummated (i) by no later than January 30, 2015 (or such later date as may be agreed to by Agent in its sole discretion) and (ii) in accordance with the Purchase Agreement, without giving effect to any amendments, consents or waivers thereto or modifications to the provisions thereof that, in any such case, are materially adverse to the interests of the Lenders, without the consent of Agent (such consent not to be unreasonably withheld, conditioned or delayed);

(b) Constellium Holdco II B.V., a private limited liability company organized under the laws of Netherlands and the direct wholly-owned subsidiary of Parent (“Holdco II”), shall have (i) entered into a guaranty, substantially in the form set forth on Exhibit A hereto, pursuant to which Holdco II shall have agreed to unconditionally guaranty all of the Obligations and (ii) delivered to Agent (x) written legal opinions of New York and Dutch counsels to Holdco II relating to such guaranty, in each case, in form and substance reasonably satisfactory to Agent and (y) a certificate from an authorized individual certifying (A) the certificate of incorporation (or other applicable charter document) of Holdco II, (B) the extract from the trade register relating to Holdco II, (C) the resolutions of the governing body of Holdco II authorizing the execution and delivery of, and performance under, such guaranty and (D) the names and signatures of the individuals authorized to sign such guaranty on behalf of Holdco II;

(c) within one (1) Business Day following the Constellium Acquisition, after giving effect to the Constellium Acquisition and the payment of all costs and expenses in connection therewith (or creation of a reserve therefor) and the funding of any Loans and any Issuance of Letters of Credit on the effective date thereof, Availability shall be not less than $50,000,000; and

(d) Agent shall have received all fees due and payable by the Borrower in connection with this Amendment.

2. Amendment to Credit Agreement. Upon the consummation of the Constellium Acquisition in accordance with Paragraph 1 hereof, the Credit Agreement will be amended as follows:

(a) Regions Bank is hereby designated as a Documentation Agent in respect of the credit facility evidenced by the Credit Agreement, as amended hereby. Accordingly, the cover page of the Credit Agreement is hereby amended to add Regions Bank as a Documentation Agent.

(b) The table set forth on Schedule 1.1(a) of the Credit Agreement is hereby replaced with the following two tables:

Revolving Loan Commitments On and After the Commitment Step-Down Date
General Electric Capital Corporation	$31,820,000
GE Capital Bank	$45,450,000
GE Asset Based Master Note	$22,730,000
Bank of America, N.A.	$50,000,000
Regions Bank	$35,000,000
HVB Capital Credit LLC	$15,000,000

TOTAL	$200,000,000

Revolving Loan Commitments Prior to the Commitment Step-Down Date
	From and including December 8, 2014 through but excluding March 6, 2015	From and including March 6, 2015 through but excluding April 1, 2015
General Electric Capital Corporation	$125,000,000	$70,000,000
GE Capital Bank	$100,000,000	$100,000,000
GE Asset Based Master Note	$50,000,000	$50,000,000
Bank of America, N.A.	$62,500,000	$50,000,000
Regions Bank	$43,750,000	$35,000,000
HVB Capital Credit LLC	$18,750,000	$15,000,000

TOTAL	$400,000,000	$320,000,000

(c) Clause (i) of Section 1.1(d) of the Credit Agreement is hereby amended to replace the figure “180,000,000” set forth therein with the figure “$100,000,000”.

(d) Section 1.7 of the Credit Agreement is hereby amended to add the following new clause (e) thereto:

(d) Reallocation of Obligations. On the effective date of any reduction in Revolving Loan Commitments contemplated in the definition of “Aggregate Revolving Loan Commitment”, (i) each Lender not reducing its Revolving Loan Commitment shall make available to Agent such amounts in immediately available funds as Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such reduction and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Commitment Percentage of such outstanding Revolving Loans, and Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, Unused Commitment Fees and other amounts paid or payable with respect thereto as shall be necessary, as determined by Agent, in order to effect such reallocation and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any such reduction in Revolving Loan Commitments (with such reborrowing to consist of Base Rate Loans or LIBOR Rate Loans, with related Interest Periods (if applicable), specified in a notice delivered by the Borrower, in accordance with the requirements of Section 1.5(a)). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each LIBOR Rate Loan, shall be subject to reimbursement by the Borrower pursuant to the provisions of Section 9.4 if the deemed payment occurs other than on the last day of the related Interest Periods.

(e) Section 1.11 of the Credit Agreement is hereby amended to add the following new clauses (v) and (w) therein (and to make any related punctuation and grammatical changes as a result thereof):

(v) AB Receivables. On and after the AB Receivables Financing Effective Date, AB Receivables; or

(w) Material Contracts Event. So long as a Material Contracts Event has occurred and is continuing with respect to any Material Contract, all Accounts associated with such Material Contract.

(f) Section 1.12 of the Credit Agreement is hereby amended (i) to re-label the existing clause (q) as clause (r), (ii) to add the following as clause (q) therein and (iii) to make any related punctuation and grammatical changes as a result thereof:

(q) Material Contracts Event. So long as a Material Contracts Event has occurred and is continuing with respect to any Material Contract, all Inventory associated with such Material Contract; or

(g) Section 2.2(a) of the Credit Agreement is hereby amended by add the phrase “or Holdco II” immediately following the phrase “Credit Party”.

(h) Section 3.12 of the Credit Agreement is hereby amended by replacing the phrase “Material Environmental Liabilities to the Credit Parties and their Subsidiaries” with the phrase “a Material Adverse Effect”.

(i) Section 3.15 of the Credit Agreement is hereby amended by replacing the phrase “Schedule 3.15 sets forth” with the following phrase:

As of the most recent delivery date of financial statements pursuant to Section 4.1(a), 4.1(b) or 4.1(c), Schedule 3.15 (together with any items separately identified from time to time pursuant to clause (ii) of Section 4.2(b)) sets forth

(j) Exhibit 4.2(b) of the Credit Agreement is hereby amended and restated to read as set forth on Exhibit 4.2(b) hereof.

(k) Section 4.2(b) of the Credit Agreement is hereby amended and restated to read as follows:

concurrently with the delivery of the financial statements referred to in Sections 4.1(a), 4.1(b) and 4.1(c), (i) a fully and properly completed certificate in the form of Exhibit 4.2(b) (a “Compliance Certificate”), certified on behalf of the Borrower by a Responsible Officer of Holdings and (ii) a list of any items described in clause (i), (ii) or (iii) of the first sentence of Section 3.15 that are neither listed on Schedule 3.15 nor previously identified pursuant to this clause (b)(ii);

(l) Section 4.2(d) is hereby amended to insert the phrase “prior to the AB Receivables Financing Effective Date,” at the beginning of clause (d)(ii) thereof.

(m) Section 4.3 of the Credit Agreement is hereby amended to add the following sentence at the end thereof.

Each notice under Section 4.3(l) shall include a copy of the related amendment, termination agreement, termination notice, notice of breach, or other related documentation.

(n) Section 4.9(a) of the Credit Agreement is hereby amended to amend and restate the proviso in the first sentence thereof to read as follows:

provided that, (i) during and prior to the 2015 Fiscal Year, the Credit Parties shall only be obligated to reimburse Agent for the expenses of two (2) such field examinations, audits and inspections per Fiscal Year, unless (x) Availability is or has been less than the greater of $25,000,000 and 12.5% of the Aggregate Revolving Loan Commitment during such Fiscal Year or (y) an Event of Default has occurred and is continuing and (ii) after the 2015 Fiscal Year, unless an Event of Default has occurred and is continuing, the Credit Parties shall only be obligated to reimburse Agent for the expenses of one (1) such field examination, audit and inspection per Fiscal Year (or, if Availability is less than the greater of $50,000,000 and 25% of the Aggregate Revolving Loan Commitment in any Fiscal Year, for two (2) such field examinations, audits and inspections for such Fiscal Year)

(o) Section 4.9(b) of the Credit Agreement is hereby amended to amend and restate the proviso set forth therein to read as follows:

provided that, notwithstanding any provision herein to the contrary, (i) during and prior to the 2015 Fiscal Year, the Credit Parties shall only be obligated to reimburse Agent for the expenses of such appraisals occurring two (2) times per Fiscal Year, unless (x) Availability is or has been less than the greater of $25,000,000 and 12.5% of the Aggregate Revolving Loan Commitment or (y) an Event of Default has occurred and is continuing and (ii) after the 2015 Fiscal Year, unless an Event of Default has occurred and is continuing, the Credit Parties shall only be obligated to reimburse Agent for the expenses of one (1) such appraisal per Fiscal Year (or, if Availability is less than the greater of $50,000,000 and 25% of the Aggregate Revolving Loan Commitment in any Fiscal Year, for two (2) such appraisals for such Fiscal Year)

(p) Section 4.13(b) of the Credit Agreement is hereby amended to amend and restate the second and third sentences thereof to read as follows:

Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Credit Parties shall cause (i) each of their Restricted Subsidiaries (other than Excluded Subsidiaries and AB Receivables Subsidiaries), promptly after formation or acquisition thereof, to guaranty the Obligations, (ii) each such Restricted Subsidiary (other than Excluded Subsidiaries and AB Receivables Subsidiaries) to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Collateral Documents, all of such Subsidiary’s Property to secure such guaranty and (iii) Holdco II to guaranty the Obligations. Furthermore and except as otherwise approved in writing by Required Lenders, each Credit Party shall pledge, and shall cause each of its Restricted Subsidiaries (other than Excluded Subsidiaries and AB Receivables Subsidiaries) to pledge, all of the Stock and Stock Equivalents of each of its Restricted Subsidiaries (other than Excluded Subsidiaries and AB Receivables Subsidiaries) and sixty-six percent (66%) of the outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of outstanding non-voting Stock and Stock Equivalents of each Excluded Subsidiary directly owned by a Credit Party, in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations, promptly after formation or acquisition of such Subsidiary.

(q) Section 4.13 of the Credit Agreement is hereby amended to add the following new clause (e) therein:

Notwithstanding anything to the contrary herein, no AB Receivables Subsidiary shall be required to (i) guaranty the Obligations or (ii) grant to Agent, for the benefit of the Secured Parties, a security interest in, any of such AB Receivables Subsidiary’s Property. Furthermore, no Restricted Subsidiary shall be required to pledge to Agent, for the benefit of the Secured Parties, any Stock or Stock Equivalents of any AB Receivables Subsidiary. Agent and the Secured Parties agree to release all Liens over any AB Receivables in connection with their transfer to an AB Receivables Subsidiary or their sale, transfer or pledge under any AB Qualified Receivables Financing permitted to be entered into pursuant to the Loan Documents, and will execute any documents and prepare and make any filings reasonably requested by the Borrower (at the sole cost and expense of the Borrower), and in form and substance approved by Agent in its reasonable discretion, as may be necessary to evidence such release.

(r) Section 4.14 of the Credit Agreement is hereby amended by replacing the phrase “Material Environmental Liability” with the phrase “Material Adverse Effect”.

(s) A new Section 4.15 of the Credit Agreement shall be inserted and shall read as follows:

OFAC; Patriot Act. Each Credit Party shall comply, and each Credit Party shall cause each of its Restricted Subsidiaries to comply, in all material respects, with all laws, regulations and executive orders referred to in Sections 3.27 and 3.28.

(t) Section 5.1 of the Credit Agreement is hereby amended to add the following new clause (r) therein (and making any related punctuation and grammatical changes as a result thereof):

(r) Liens on AB Receivables in connection with AB Qualified Receivables Financings permitted hereunder.

(u) Section 5.2 of the Credit Agreement is hereby amended to add the following new clause (f) therein (and making any related punctuation and grammatical changes as a result thereof):

(f) dispositions of AB Receivables pursuant to an AB Qualified Receivables Financing.

(v) Section 5.3 of the Credit Agreement is hereby amended to add a new clause (iv) therein to read as follows (and making any related punctuation and grammatical changes as a result thereof):

(iv) with respect to any AB Receivables Subsidiary, the sale of all or substantially all of the AB Receivables of such AB Receivables Subsidiary in one or more transactions pursuant to any AB Qualified Receivables Financing

(w) Section 5.3 of the Credit Agreement is hereby amended to add a new clause (z) to the proviso therein to read as follows (and making any related punctuation and grammatical changes as a result thereof):

(z) no prior written notice to Agent shall be required pursuant to this Section 5.3 for the sale described in clause (iv) above

(x) Section 5.4 of the Credit Agreement is hereby amended (i) to re-label the existing clause (k) as clause (l), (ii) to add the following as clause (k) therein and (iii) to make any related punctuation and grammatical changes as a result thereof:

(k) reasonable and customary Investments (including, to the extent reasonable and customary, capital contributions, intercompany debt or other extensions of credit) in any AB Receivables Subsidiary in connection with any AB Qualified Receivables Financing; and

(y) Section 5.5 of the Credit Agreement is hereby amended to add the following new clause (j) therein (and making any related punctuation and grammatical changes as a result thereof):

(j) Indebtedness incurred under any AB Qualified Receivables Financing; provided that, the aggregate principal amount at any time outstanding pursuant to this clause (j) shall not exceed $300,000,000.

(z) Section 5.6 of the Credit Agreement is hereby amended and restated to read as follows:

No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, enter into any transaction with any Affiliate of Holdings or of any such Restricted Subsidiary unless the following conditions are met:

(a) the transaction or series of transactions must be on terms which are not materially less favorable to Holdings or the Restricted Subsidiary, taken as a whole, as would be available in a comparable transaction with an unrelated third party; and

(b) if the transaction or series of transactions involves:

(i) aggregate payments of $10,000,000 or more, then the transaction or series of transactions must be approved by Holdings’ board of directors, including the approval of a majority of directors who are disinterested in the transaction or transactions being approved, or

(ii) aggregate payments of $20,000,000 or more, then Holdings or the Restricted Subsidiary must receive an opinion issued by an independent accounting, appraisal or investment banking firm of national standing stating that such transaction or series of transactions is fair to Holdings or such Restricted Subsidiary from a financial point of view;

provided that, this Section 5.6 shall not apply to:

(1) any employment, compensation or severance arrangement or transactions relating to benefit plans or similar arrangements, in each case, entered into in the Ordinary Course of Business, with any employee, contractor, consultant, director or officer of Holdings or any Restricted Subsidiary approved by Holdings’ board of directors;

(2) payment of reasonable and customary fees, benefits and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees, contractors or consultants of Holdings or any Restricted Subsidiary;

(3) loans and advances (or cancellations of loans or advances) to employees, consultants, directors and officers of Holdings or any Subsidiary in the Ordinary Course of Business for bona fide business purposes of Holdings and its Restricted Subsidiaries otherwise permitted pursuant to the terms of this Agreement and applicable law;

(4) (x) Investments that are permitted by Section 5.4, (y) Subordinated Indebtedness that is permitted by Section 5.5(f) and (z) Restricted Payments that are permitted by Section 5.10;

(5) issuances of Stock or Stock Equivalents (other than Disqualified Stock) of Holdings;

(6) any transaction between or among (x) Credit Parties or (y) Restricted Subsidiaries that are not Credit Parties;

(7) transactions with customers, clients, suppliers, joint ventures, joint venture partners, partnerships, partners or purchasers or sellers of goods or services so long as the terms of any such transactions meet the requirements of clause (a) of the first paragraph of this covenant;

(8) transactions in which Holdings or any of its Restricted Subsidiaries, as the case may be, (x) obtains a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to Holdings or the relevant Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person and (y) such letter is delivered to Agent prior to the consummation of any such transactions; or

(9) any transactions in connection with any AB Qualified Receivables Financing permitted hereunder.

Notwithstanding anything to the contrary herein, if any Credit Party or any of its Restricted Subsidiaries enters into any transaction with any Affiliate of any Credit Party or any Restricted Subsidiary that involves payments or receipts in excess of $20,000,000 in the aggregate, the terms of such transaction must be disclosed in writing in advance to Agent; provided that, no such disclosure to Agent shall be required if such transaction satisfies the condition set forth in clause (8) of the proviso to this Section 5.6.

(aa) Section 5.8 of the Credit Agreement is hereby amended (i) to re-label the existing clause (j) as clause (k), (ii) to add the following as new clause (j) therein and (iii) to make any related punctuation and grammatical changes as a result thereof:

(j) Contingent Obligations in respect of any AB Qualified Receivables Financing;

(bb) Section 5.9 of the Credit Agreement is hereby amended and restated to read as follows:

Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could reasonably be expected to result in the imposition of a Lien on any asset of a Credit Party or a Restricted Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect. No Credit Party shall cause or suffer to exist any event that could reasonably be expected to result in the imposition of a Lien with respect to any Benefit Plan.

(cc) Section 5.10(e) of the Credit Agreement is hereby amended and restated to read as follows:

(e) the Credit Parties may pay, as and when due and payable, (i) non-accelerated mandatory payments in respect of Subordinated Indebtedness and (ii) regularly scheduled interest payments in respect of intercompany Subordinated Indebtedness permitted pursuant to Section 5.5, in each case, solely to the extent permitted under the subordination terms with respect thereto;

(dd) Section 5.10(g) of the Credit Agreement is hereby amended and restated to read as follows:

if, both before and after giving effect thereto, no Event of Default has occurred and is continuing, the Credit Parties and their Restricted Subsidiaries may make (i) other Restricted Payments in an amount not to exceed $7,500,000 in any Fiscal Year and (ii) additional Restricted Payments in excess of $7,500,000 if, both before and after giving effect to such additional Restricted Payments under this clause (ii), (x) Availability is not less than the greater of $50,000,000 and 25% of the Aggregate Revolving Commitment at such time and (y) the Fixed Charge Coverage Ratio, calculated on a pro forma basis (including after giving effect to any such additional Restricted Payments) for the twelve month period ending as of the last day of the most recently ended fiscal month for which financial statements have been or were required to be delivered under Section 4.1, is not less than 1.10 to 1.00; and

(ee) Section 5.10 of the Credit Agreement is hereby amended to add the following new clause (h) therein (and making any related punctuation and grammatical changes as a result thereof):

(h) the Credit Parties and their Restricted Subsidiaries may make other Restricted Payments of the type described in clause (iv) of the definition thereof using solely the direct proceeds of any cash contribution or loan to any Credit Party, directly or indirectly, from Parent or any of its Subsidiaries (other than Holdings and its Subsidiaries).

(ff) Section 5.11 of the Credit Agreement is hereby amended and restated to read as follows:

No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, engage in any line of business other than (x) lines of business substantially similar to those lines of business carried on by it on the Closing Date, (y) the “body-in-white” business and (z) other businesses reasonably complementary to the foregoing or reasonable extensions, developments or expansions thereof.

(gg) Section 5.14(a) of the Credit Agreement is hereby amended and restated to read as follows:

[Intentionally Omitted]

(hh) Section 5.15 of the Credit Agreement is hereby amended and restated to read as follows:

No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance of any kind on the ability of any Credit Party or Restricted Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Stock or Stock Equivalents to any Credit Party or to pay fees, including management fees, to any Credit Party or make other payments and distributions to any Credit Party, other than pursuant to (i) the Senior Notes Documents or (ii) any AB Receivables Financing. No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired except in connection with any document or instrument governing (i) Liens permitted pursuant to Section 5.1(h), 5.1(i), 5.1(p) or 5.1(r) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens or the Other Debt Documents or (ii) intercompany Subordinated Indebtedness permitted pursuant to Section 5.5.

(ii) Section 5.16 of the Credit Agreement is hereby amended and restated to read as follows:

No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to use any part of the proceeds of any Loan or Letter of Credit for any purpose which would cause any party hereto to be in violation of any laws, regulations or executive orders referred to in Section 3.27 or 3.28.

(jj) Section 5.18 of the Credit Agreement is hereby amended by replacing the phrase “result in Material Environmental Liabilities” with the phrase “have a Material Adverse Effect”

(kk) Section 5.19 of the Credit Agreement is hereby amended to add the following as new clauses (f) and (g) (and making any related punctuation and grammatical changes as a result thereof):

(f) prepayment of Indebtedness permitted under Section 5.5(h) using solely the direct proceeds of any cash contribution or loan to any Credit Party, directly or indirectly, from Parent or any of its Subsidiaries (other than Holdings and its Subsidiaries), so long as, both before and after giving effect to such prepayment, no Event of Default shall have occurred and be continuing, and (g) any other prepayments of Indebtedness (other than Subordinated Indebtedness), so long as, both before and after giving effect to such prepayment, (i) no Event of Default shall have occurred and be continuing, (ii) Availability is not less than the greater of $50,000,000 and 25% of the Aggregate Revolving Commitment and (iii) the Fixed Charge Coverage Ratio, calculated on a pro forma basis (including after giving effect to any such additional prepayment) for the twelve month period ending as of the last day of the most recently ended fiscal month for which financial statements have been or were required to be delivered under Section 4.1, is not less than 1.10 to 1.00.

(ll) Section 5.20 of the Credit Agreement is hereby amended and restated to read as follows:

If a Trigger Event has occurred and is continuing, such Credit Party shall not permit the Fixed Charge Coverage Ratio for the twelve month period ending as of the last day of the most recently ended fiscal month for which financial statements have been or were required to be delivered pursuant to Section 4.1 to be less than 1.00 to 1.00.

(mm) Section 6.1 of the Credit Agreement is hereby amended to (i) replace the phrase “Any Credit Party” set forth in clause (a), with the phrase “Holdco II or any Credit Party”, (ii) insert the phrase “Holdco II,” immediately prior to the phrase “any Credit Party” in clause (b)(i), and (iii) replace the phrase “Any Credit Party” set forth in clause (d), with the phrase “Holdco II or any Credit Party”.

(nn) Section 6.1(c) of the Credit Agreement is hereby amended and restated to read as follows:

Specific Defaults. Any Credit Party fails to perform or observe any term, covenant or agreement contained in (i) any of Section 4.2(a), 4.2(b), 4.2(d), 4.3(a), 4.9, 4.10, 4.11 or 8.10(b) or Article V, (ii) Section 4.1 or (iii) Section 4.6 and, in the case of clauses (ii) and (iii), such default shall continue unremedied for a period of five (5) days (in the case of clause (ii)) or fifteen (15) days (in the case of clause (iii)) after the earlier to occur of (x) the date upon which a Responsible Officer of any Credit Party becomes aware of such failure and (y) the date upon which written notice thereof is given to the Borrower by Agent or the Required Lenders;

(oo) Section 6.1(e) of the Credit Agreement is hereby amended to replace the reference to the figure “$5,000,000” set forth therein with the figure “$25,000,000”.

(pp) Section 6.1(h) of the Credit Agreement is hereby amended to replace the reference to the figure “$5,000,000” set forth therein with the figure “$25,000,000”.

(qq) Section 6.1(j) of the Credit Agreement is hereby amended and restated to read as follows:

Collateral. Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against Holdco II, any Credit Party or any Restricted Subsidiary of any Credit Party party thereto or Holdco II, any Credit Party or any Restricted Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of Agent to take any action within its control where Agent had received express written notice in a timely manner of the facts and circumstances necessitating such action) cease to be a perfected and first priority security interest subject only to Permitted Liens;

(rr) Section 6.1(k) of the Credit Agreement is hereby amended and restated to read as follows:

Ownership. (i) Parent becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Stock and Stock Equivalents of Parent; provided, however, that any entity that conducts no material activities other than holding Stock and Stock Equivalents of Parent or any direct or indirect parent of Parent and has no other material assets or liabilities other than such Stock and Stock Equivalents will not be considered a “Person or group” for purposes of this clause (i), (ii) Parent ceases to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of Holdco II; (iii) Holdco II ceases to own, directly or indirectly, one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of Holdings; (iv) Holdings ceases to own one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of the Borrower, in the case of clause (iv) only, free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of Agent, for the benefit of the Secured Parties and Liens permitted under Section 5.1(p); or (v) “Change of Control” (as defined in any Other Debt Document) shall occur after the consummation of the Constellium Acquisition;

(ss) Section 6.1(m) of the Credit Agreement is hereby amended and restated to read as follows:

(m) AB Receivables Facility. The AB Receivables Financing Effective Date shall not have occurred by March 31, 2015.

(tt) Section 6.1 of the Credit Agreement is hereby amended to add the following as a new clause (n) (and making any related punctuation and grammatical changes as a result thereof):

(n) Availability after Material Contract Event. A Material Contracts Event occurs and, at all times during the seven (7) consecutive Business Day period following such occurrence, (i) such Material Contracts Event is continuing and (ii) Availability (calculated after giving effect to any reduction in the Borrowing Base pursuant to Sections 1.11(w) and 1.12(q)) shall be less than the greater of $50,000,000 and 25% of the Aggregate Revolving Loan Commitment.

(uu) Section 7.12 of the Credit Agreement is hereby amended and restated to read as follows:

Documentation Agent and Syndication Agent. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Documentation Agent and Syndication Agent shall not have any duties or responsibilities, nor shall the Documentation Agent and Syndication Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Documentation Agent and Syndication Agent. At any time that any Lender serving (or whose Affiliate is serving) as Documentation Agent and/or Syndication Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and the Revolving Loan Commitment, such Lender (or an Affiliate of such Lender acting as Documentation Agent or Syndication Agent) shall be deemed to have concurrently resigned as such Documentation Agent and/or Syndication Agent.

(vv) Section 10.1 of the Credit Agreement is hereby amended to delete the term “Amendment No. 3 Effective Date” and the related definition.

(ww) The definitions of “Aggregate Revolving Loan Commitment”, “Dominion Period” and “Trigger Event” in Section 10.1 of the Credit Agreement are hereby amended and restated to read as follows:

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall be (a) prior to the Commitment Step-Down Date, (x) $400,000,000 from and including December 8, 2014 through but excluding March 6, 2015 and (i) $320,000,000 from and including March 6, 2015 through but excluding April 1, 2015 and (b) on and after the Commitment Step-Down Date, $200,000,000, in each case, as such amount may be reduced from time to time pursuant to this Agreement or increased as a result of Incremental Revolving Loan Commitments.

“Dominion Period” means any period (i) commencing on the date on which (x) an Event of Default has occurred and is continuing or (y) Availability as of any date is less than (A) at any time prior to the Commitment Step-Down Date, $40,000,000 and (B) on and after the Commitment Step-Down Date, the greater of $25,000,000 and 12.5% of the Aggregate Revolving Loan Commitment and (ii) ending on the first subsequent date on which (x) no Event of Default exists and (y) Availability shall have been at least equal to (A) at any time prior to the

Commitment Step-Down Date, $40,000,000 and (B) on and after the Commitment Step-Down Date, the greater of $25,000,000 and 12.5% of the Aggregate Revolving Loan Commitment, in either case, for a period of 30 consecutive calendar days; provided that, to the extent any Dominion Period is in effect prior to the Constellium Acquisition, such existing Dominion Period shall be deemed to have terminated immediately prior to the consummation of the Constellium Acquisition.

“Trigger Event” means any time that Availability shall be less than (a) at any time prior to the Commitment Step-Down Date, $32,000,000 and (b) on and after the Commitment Step-Down Date, the greater of $20,000,000 and 10% of the Aggregate Revolving Loan Commitment at such time. Upon the occurrence of a Trigger Event, such Trigger Event shall be deemed to be continuing until the date that is the first date on which at all times during the preceding thirty (30) consecutive days, Availability shall have been at least equal to (i) at any time prior to the Commitment Step-Down Date, $32,000,000 and (ii) on and after the Commitment Step-Down Date, the greater of $20,000,000 and 10% of the Aggregate Revolving Loan Commitment. Notwithstanding the foregoing, to the extent any Trigger Event is in effect prior to the Constellium Acquisition, such existing Trigger Event shall be deemed to have terminated immediately prior to the consummation of the Constellium Acquisition.

(xx) Clause (a) of the definition of “Borrowing Base” in Section 10.1 of the Credit Agreement is hereby amended to replace the phrase “Anheuser-Busch or Coca-Cola” with the phrase “Coca-Cola or, prior to the AB Receivables Financing Effective Date, Anheuser-Busch”.

(yy) The definition of “Loan Documents” in Section 10.1 of the Credit Agreement is hereby amended to add the phrase “the Holdco II Guaranty,” immediately prior to the phrase “the Intercreditor Agreement,”.

(zz) Clause (a)(ii) of the definition of “Permitted Acquisition” in Section 10.1 of the Credit Agreement is hereby amended and restated to read as follows:

(ii) a certificate of a Responsible Officer of the Borrower demonstrating on a pro forma basis after giving effect to the consummation of such Acquisition that either (x) Availability as of the date of the consummation of the Acquisition will be not less than the greater of (A) $56,250,000 (or, at any time prior to the Commitment Step-Down Date, $90,000,000) and (B) 30% of the Aggregate Revolving Commitment as of such date or (y) Availability as of the date of the consummation of the Acquisition will be not less than the greater of (A) $31,250,000 (or, at any time prior to the Commitment Step-Down Date, $50,000,000) and (B) 15% of the Aggregate Revolving Commitment as of such date and, in the case of this clause (y), the Fixed Charge Coverage Ratio, calculated on a pro forma basis for the twelve month period ending as of the last day of the most recent Fiscal Quarter preceding the date on which the Acquisition will be consummated for which financial statements have been delivered, will be greater than 1.05 to 1.00; and

(aaa) The definition of “Subordinated Indebtedness” in Section 10.1 of the Credit Agreement is hereby amended to add the following proviso at the end thereof:

provided that, without limiting the foregoing, intercompany Indebtedness of any Credit Party or any Restricted Subsidiary to Parent or any of its Subsidiaries (other than any Credit Party or any Restricted Subsidiary) shall not constitute “Subordinated Indebtedness” unless (i) the maturity date of such Indebtedness occurs after the date set forth in clause (a) of the definition of “Revolving Termination Date,” (ii) the interest rate applicable to such Indebtedness is no greater than 8% and (iii) no principal installments or other amortization of principal shall be required in respect of such Indebtedness prior to the maturity date

(bbb) The definition of “Weekly Reporting Period” in Section 10.1 of the Credit Agreement is hereby amended and restated to read as follows:

“Weekly Reporting Period” means any period commencing on the date on which Availability is less than the greater of $20,000,000 (or, at any time prior to the Commitment Step-Down Date, $32,000,000) and 10% of the Aggregate Revolving Loan Commitment and ending on the first subsequent date, if any, on which Availability is greater than or equal to the greater of $20,000,000 (or, at any time prior to the Commitment Step-Down Date, $32,000,000) and 10% of the Aggregate Revolving Loan Commitment for a period of thirty (30) consecutive days.

(ccc) Section 10.1 of the Credit Agreement is hereby amended by adding the following new defined terms in the appropriate alphabetical order:

“AB Qualified Receivables Financing” means any AB Receivables Financing that meets the following conditions: (a) the Borrower shall have determined in good faith that such AB Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower or, as the case may be, the Subsidiary in question; (b) all sales of AB Receivables are made at fair market value; and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include AB Standard Undertakings.

“AB Receivables” means, collectively, Accounts for which the related Account Debtor is Anheuser-Busch and/or its Affiliates (other than Envases y Tapas Modelo, S. de R.L. de C.V.).

“AB Receivables Financing” means any transaction or series of transactions that may be entered into by any of Holdings or its Subsidiaries pursuant to which Holdings or such Subsidiary may sell, convey or otherwise transfer to any other Person, or may grant a security interest in, any AB Receivables (whether now existing or arising in the future) of such Subsidiary, including, without limitation, all collateral securing such AB Receivables, all contracts and all guarantees or other obligations in respect of such AB Receivables, proceeds of such AB Receivables and other assets, in each case, which are customarily transferred in or in respect of which security interests are customarily granted in connection with asset securitization transactions or factoring transactions involving accounts receivable.

“AB Receivables Financing Effective Date” means the effective date of an AB Qualified Receivables Financing, pursuant to which the Credit Parties shall have sold, conveyed, or otherwise transferred all existing AB Receivables of the Credit Parties permitted to be included in such AB Qualified Receivables Financing pursuant to the terms thereof to one or more AB Receivables Subsidiaries and/or any other Person on terms and conditions reasonably acceptable to Agent (including providing prior written notice to Agent of the effectiveness thereof and, if requested by Agent, requiring any lender or purchaser in connection with such AB Qualified Receivables Financing to enter into an intercreditor agreement with Agent relating to payments received in respect of AB Receivables).

“AB Receivables Subsidiary” means a Wholly Owned Subsidiary of Holdings (or another Person formed for the purposes of engaging in AB Qualified Receivables Financing with the Borrower in which Holdings or any Subsidiary of Holdings makes an Investment and to which Holdings or any Subsidiary of Holdings transfers AB Receivables) which engages in no activities other than in connection with the financing or sale of AB Receivables of Holdings and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Borrower as an AB Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings or any other Subsidiary of Holdings (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to AB Standard Undertakings), (ii) is recourse to or obligates Holdings or any other Subsidiary of Holdings in any way other than pursuant to AB Standard Undertakings, or (iii) subjects any property or asset of Holdings or any other Subsidiary of Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to AB Standard Undertakings;

(b) with which neither Holdings nor any other Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to Holdings or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower; and

(c) to which neither Holdings nor any other Subsidiary of Holdings has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“AB Standard Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by Holdings or any Subsidiary of Holdings that are determined by Holdings in good faith to be customary for an AB Receivables Financing, including, without limitation, those relating to the servicing of assets of a Subsidiary.

“Amendment No. 4 Effective Date” means December 23, 2014.

“Commitment Step-Down Date” means the earlier of (i) the AB Receivables Financing Effective Date and (ii) April 1, 2015.

“Constellium Acquisition” has the meaning set forth in the Consent and Amendment No. 4 to this Agreement, dated as of the Amendment No. 4 Effective Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Holdco II” means Constellium Holdco II B.V., a private limited liability company organized under the laws of Netherlands.

“Holdco II Guaranty” means that certain Guaranty, dated as of the date of the consummation of the Constellium Acquisition, by Holdco II in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated, supplemented and/or otherwise modified from time to time.

“Material Contracts Event” means, with respect to any Material Contract, the occurrence of any of the following events: (a) any material default or breach by the Borrower under such Material Contract or (b) the termination of such Material Contract for any reason. For purposes of clarity, the occurrence of each material default or breach by the Borrower under a Material Contract shall constitute a “Material Contracts Event,” regardless of whether a material default or breach under such Material Contract has already occurred and/or the circumstances giving rise to such Material Contracts Event shall be continuing.

“Parent” means Constellium N.V., a public company with limited liability existing under the laws of Netherlands.

3. Waiver. Agent and Lenders hereby waive the Specified Default; provided that, the Borrower shall furnish to Agent and each Lender by Electronic Transmission, on or prior to February 27, 2015 (such date, the “Specified Date”), projections of the Credit Parties and their Restricted Subsidiaries’ consolidated and consolidating financial performance for the 2015 Fiscal Year on a month-by-month basis and for each Fiscal Year thereafter through the 2018 Fiscal Year on a year-by-year basis. It is hereby understood and agreed that if the Borrower fails to furnish such projections by the Specified Date, the foregoing waiver shall cease to be effective and Agent and Lenders shall have all the rights and remedies afforded by the Credit Agreement and the other Loan Documents as if such waiver had never been granted.

4. Effectiveness of this Amendment; Condition Precedent. This Amendment shall be deemed to have become effective as of the date hereof, but such effectiveness shall be expressly conditioned upon Agent’s receipt of a counterpart of this Amendment executed and delivered by duly authorized officers of the Borrower, each other Credit Party, the Required Lenders and Agent.

5. Notice of Constellium Acquisition and Amendments to Purchase Agreement. The Credit Parties shall promptly (and in any event no later than one (1) Business Day after a Responsible Officer of any Credit Party becomes aware thereof) (a) notify Agent of the consummation of the Constellium Acquisition and (b) provide Agent copies of any material amendments, modifications, consents or waivers in respect of the Purchase Agreement that occur on or after the date hereof.

6. Miscellaneous.

(a) Headings. The various headings of this Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

(b) Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

(c) Interpretation. No provision of this Amendment shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured, drafted or dictated such provision.

(d) Representations and Warranties. Each Credit Party hereby represents and warrants that, as of the date hereof:

(i) this Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligation of such Credit Party, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally or by equitable principles relating to enforceability;

(ii) its execution, delivery and performance of this Amendment and its performance of the Credit Agreement, as amended hereby, have been duly authorized by all necessary action, and do not and will not: (1) contravene the terms of its Organizational Documents, (2) conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which it is a party or any order, injunction, writ or decree of any Governmental Authority to which it or its Property is subject, or (3) violate any Requirement of Law in any material respect; and

(iii) after giving effect to this Amendment, (1) no Default or Event of Default has occurred and is continuing and (2) each representation and warranty of such Credit Party contained in the Credit Agreement and in each other Loan Document to which it is a party is true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representation or warranty is true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).

(e) Ratification. Each Credit Party hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Credit Agreement and each other Loan Document to which it is a party, (ii) ratifies and reaffirms the grant of liens or security interests over its property pursuant to the Loan Documents and confirms that such liens and security interests continue to secure the Obligations, (iii) agrees that such ratification and reaffirmation is not a condition to the continued effectiveness of the Loan Documents, and (iv) agrees that neither such ratification and reaffirmation, nor Agent’s nor any Lender’s solicitation of such ratification and reaffirmation, constitutes a course of dealing giving rise to any obligation or condition requiring a similar or any other ratification or reaffirmation from each party to the Credit Agreement with respect to any amendment, consent or waiver with respect to the Credit Agreement or other Loan Documents.

(f) Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN ALL MATTERS ARISING OUT OF, IN CONNECTION WITH, OR RELATING TO, THIS AMENDMENT.

(g) Effect. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Credit Agreement, as amended hereby, and each reference in the other Loan Documents to the Credit Agreement, “thereunder,” “thereof,” or words of like import shall mean and be a reference to the Credit Agreement, as amended hereby. Except as expressly provided in this Amendment, all of the terms, conditions and provisions of the Credit Agreement and the other Loan Documents shall remain the same. This Amendment shall constitute a Loan Document for purposes of the Credit Agreement.

(h) No Other Waiver. Except as specifically set forth in this Amendment, the execution, delivery and effectiveness of this Amendment shall not (a) limit, impair, constitute a waiver by, or otherwise affect any right, power or remedy of, Agent or any Lender under the Credit Agreement or any other Loan Document, (b) constitute a waiver of any provision in the Credit Agreement or any other Loan Document or of any Default or Event of Default that may have occurred and be continuing or (c) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or in any of the other Loan Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

(i) Agent’s Expenses. The Borrower hereby agrees to promptly reimburse Agent for all of the reasonable out-of-pocket costs and expenses, including, without limitation, attorneys’ and paralegals’ fees, it has heretofore or hereafter incurred or incurs in connection with the preparation, negotiation and execution of this Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

WISE ALLOYS LLC, as the Borrower

By:	/s/ Robert Ericson
Name:	Robert Ericson
Title:	Executive Vice President and Secretary

WISE METALS GROUP LLC, as a Credit Party

By:	/s/ Robert Ericson
Name:	Robert Ericson
Title:	Executive Vice President and Chief Legal Officer

WISE ALLOYS FINANCE CORPORATION, as a Credit Party

By:	/s/ Robert Ericson
Name:	Robert Ericson
Title:	Vice President and Secretary

WISE ALLOYS FINANCE CORPORATION, as a Credit Party

By:	/s/ Robert Ericson
Name:	Robert Ericson
Title:	Vice President and Secretary

ALABAMA ELECTRIC MOTOR SERVICES, LLC, as a Credit Party

By:	/s/ Robert Ericson
Name:	Robert Ericson
Title:	Vice President and Secretary

Signature Page to Consent and Amendment No. 4

(Wise Alloys LLC)

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent, Swingline Lender and a Lender

By:	/s/ Matthew N. McAlpine
Name:	Matthew N. McAlpine
Title:	Duly Authorized Signatory

Signature Page to Consent and Amendment No. 4

(Wise Alloys LLC)

GE CAPITAL BANK, as a Lender

By:	/s/ Woodrow Broaders Jr.
Name:	Woodrow Broaders Jr.
Title:	Duly Authorized Signatory

Signature Page to Consent and Amendment No. 4

(Wise Alloys LLC)

GE ASSET BASED MASTER NOTE, as a Lender

By:	/s/ Matthew N. McAlpine
Name:	Matthew N. McAlpine
Title:	Duly Authorized Signatory

Signature Page to Consent and Amendment No. 4

(Wise Alloys LLC)

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Kenneth B. Butler
Name:	Kenneth B. Butler
Title:	Senior Vice President

Signature Page to Consent and Amendment No. 4

(Wise Alloys LLC)

REGIONS BANK, as a Lender

By:	/s/ Elizabeth L. Waller
Name:	Elizabeth L. Waller
Title:	Senior Vice President

Signature Page to Consent and Amendment No. 4

(Wise Alloys LLC)

HVB CAPITAL CREDIT LLC, as a Lender

By:	/s/ Mark Fagnani
Name:	Mark Fagnani
Title:	1st Senior Vice President and Group Director

Signature Page to Consent and Amendment No. 4

(Wise Alloys LLC)

EXHIBIT A

Form of Holdco II Guaranty

[Attached]

EXHIBIT 4.2(b)

Form of Compliance Certificate

[Attached]